UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, May 8, 2003, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of two directors for a term of three years;

(2)    Selection of Independent Accountants:    The selection of independent accountants for the year ending December 31, 2003;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 21, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 25, 2003

March 25, 2003

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 8, 2003, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 21, 2003, the record date for the Annual Meeting, 12,204,242 shares of Common Stock were issued and outstanding, not including 1,384,629 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 21, 2003 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1  ELECTION OF DIRECTORS

Two directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2006 and until a successor has been elected and qualified. The Board of Directors recommends a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Board in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

Name	Principal Occupation and any Position with the Company	Age	Director Since	Other Directorships
Nominees for terms expiring in 2006:
Calvin A. Campbell, Jr.	Chairman and Chief Executive Officer of Goodman Equipment Corporation (manufacturer of underground mining and tunneling locomotives and parts and services for plastics injection molding machinery)	68	1994	Eastman Chemical Company (an SEC reporting company); Bulley & Andrews; National Mining Association; Former Chairman, National Association of Manufacturers; Trustee, Illinois Institute of Technology

Thomas B. Hotopp	Retired (2003); Formerly President of the Company	61	1998	Pittsburgh Symphony Society
Continuing Directors with terms expiring in 2004:
James A. Cederna	Formerly Chairman, President and Chief Executive Officer, Calgon Carbon Corporation (air and water purification)	52	2002	National Aviary; American Chemistry Council

John T. Ryan III	Chairman and Chief Executive Officer of the Company	59	1981	Allegheny Conference on Community Development; Past Chairman, Industrial Safety Equipment Association; Past Vice Chairman, World Affairs Council of Pittsburgh

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	59	2002	Manchester Bidwell Corporation
Continuing Directors with terms expiring in 2005:
Joseph L. Calihan	Managing Partner of Bradford Capital Partners (venture capital investments and acquisitions); Chairman of the Board of Bradford Schools, Inc. (post-secondary business schools)	65	1993	Extra Mile Education Foundation; Pittsburgh Foundation; Trustee, Historical Society of Western Pennsylvania

L. Edward Shaw, Jr.	Executive Vice President and General Counsel, Aetna, Inc. (health care and group benefits)	58	1998	Covenant House

Thomas H. Witmer	Retired (1998); Formerly President and Chief Executive Officer of Medrad, Inc. (medical products manufacturer)	60	1997	Medrad, Inc.; Chairman, Granite State Log Homes, Inc.; Bridge Semiconductor Co., Inc.

Mr. Cederna was Chairman, President and Chief Executive Officer of Calgon Carbon Corporation until February 2003. Prior to becoming President of Calgon Carbon Corporation in April 1999, Mr. Cederna was President of Arizona Chemical Co., a specialty chemicals manufacturer, and an officer of International Paper Co., a paper and forest products company. From May 1996 to April 1999, Mr. Shaw served in various positions for National Westminster Bank Plc., including most recently as Chief Corporate Officer, North America. Mr. Shaw is the brother-in-law of Mr. Ryan. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years. Until October 2002, Mr. Campbell also served as President of Goodman Equipment Corporation.

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and certain other committees.

The Audit Committee, which met three times during 2002, assists the Board in fulfilling its responsibility to the shareholders and investment community with regard to the quality and integrity of the financial reports of the Company. The Committee reviews the Company’s financial statements and internal controls. The Committee also reviews plans, findings and recommendations of internal and external auditors. The Committee evaluates the competence, effectiveness and independence of the internal and external auditors and makes recommendations to the Board of Directors as to the retention of independent accountants and as to their fees and performs such other duties as the Board of Directors may assign from time to time. The current members of the Audit Committee are directors Calihan, Campbell, Cederna and Witmer, each for a term expiring at the 2003 organizational meeting of the Board of Directors.

The Compensation Committee presently consists of directors Campbell, Cederna, Shaw, Unkovic and Witmer, each for a term expiring at the 2003 organizational meeting of the Board. The Compensation Committee, which met three times in 2002, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 2002 compensation of the Company’s executive officers appears later. The Compensation Committee also administers the Company’s 1987 and 1998 Management Share Incentive Plans (the “MSIP”).

The current members of the Nominating Committee are directors Calihan, Campbell, Ryan, Shaw and Unkovic, each for a term expiring at the 2003 organizational meeting of the Board. The Nominating Committee, which did not meet in 2002, considers potential candidates for election to the Board of Directors and makes recommendations to the Board. Any shareholder who desires to have an individual considered for nomination by the Nominating Committee must submit a recommendation in writing to the Secretary of the Company not later than November 30 preceding the annual meeting at which the election is to be held.

The Board of Directors met on twelve days during 2002. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served.

Vote Required

The two candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2003 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

The following table sets forth information concerning the annual, long-term and other compensation earned from the Company and its subsidiaries for the years 2002, 2001 and 2000 by the persons who were in 2002 the chief executive officer and the other four most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)	Shares Underlying Stock Options (# of Shares) (3)	All Other Compensation ($)(4)
John T. Ryan III	2002	$525,207	$364,120	$200,986	46,795	$66,244
Chairman and	2001	$483,323	$608,890	—	72,345	$57,035
Chief Executive Officer	2000	$455,280	$439,800	$245,313	52,455	$43,486

Thomas B. Hotopp	2002	$327,900	$142,140	$ 97,352	22,195	$31,295
President	2001	$308,070	$249,500	—	34,715	$29,722
	2000	$289,879	$230,000	$128,648	26,595	$23,092

James H. Baillie	2002	$277,808	$ 70,963	$ 71,052	16,235	$25,666
Vice President;	2001	$250,124	$200,000	—	6,865	$24,878
President, MSA Europe	2000	$243,338	$ 61,600	$107,837	22,305	$25,379

Dennis L. Zeitler	2002	$225,477	$119,300	$ 66,734	15,175	$22,624
Vice President, Chief	2001	$193,073	$204,530	—	23,745	$ 8,940
Financial Officer and Treasurer	2000	$151,469	$108,280	$ 42,882	8,835	$ 8,656

William M. Lambert	2002	$210,209	$106,110	$ 39,648	9,025	$19,705
Vice President;	2001	$194,049	$173,030	—	14,125	$17,852
President,	2000	$176,075	$138,380	$ 52,342	10,875	$12,301
North America

(1)	For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2)	The amounts shown in this column represent the market values on March 11, 2002 and February 28, 2000 of restricted shares awarded on those dates. At December 31, 2002 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 16,790 shares ($545,759); Mr. Hotopp, 8,600 shares ($279,543); Mr. Baillie, 6,940 shares ($225,585); Mr. Zeitler, 3,740 shares ($121,569); and Mr. Lambert, 3,500 shares ($113,768). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3)	Share numbers have been adjusted to give effect to the 3-for-1 Common Stock split in May 2000.

(4)	2002 amounts include Company matching contributions to the Company’s Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $45,364; Mr. Hotopp, $23,096; Mr. Zeitler, $13,968; and Mr. Lambert, $14,330. The 2002 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $20,880; Mr. Hotopp, $8,199; Mr. Zeitler, $8,656; and Mr. Lambert, $5,375. The 2002 amount for Mr. Baillie is the amount paid to him in lieu of contributions to a retirement plan.

Stock Option Grants in 2002

The following table sets forth information concerning stock options granted to the Named Officers in 2002 under the MSIP:

Name	Number of Shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2002	Exercise Price ($/Share) (1)	Expiration Date	Grant Date Present Value (2)
John T. Ryan III	2,545	1.4%	$43.181	3/11/2007	$20,181
	44,250	25.1%	$39.255	3/11/2012	$582,369
Thomas B. Hotopp	22,195	12.6%	$39.255	3/11/2012	$292,005
James H. Baillie	16,235	9.2%	$39.255	3/11/2012	$213,659
Dennis L. Zeitler	15,175	8.6%	$39.255	3/11/2012	$199,691
William M. Lambert	9,025	5.1%	$39.255	3/11/2012	$118,772

(1)	The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of the option for 2,545 shares granted to Mr. Ryan it is 110% of such value. The options became exercisable on September 11, 2002. The option for 2,545 shares granted to Mr. Ryan, and 2,545 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code.

(2)	The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of 23.48%, expected dividend yield of 2.00%, expected option term of five years for the option for 2,545 shares granted to Mr. Ryan and ten years for the remaining options, and a risk-free rate of return of 4.79% for the option for 2,545 shares granted to Mr. Ryan and 5.32% for the remaining options.

Stock Option Exercises and Year-End Values

The following table sets forth information concerning the stock options under the MSIP exercised by the Named Officers during 2002 and the stock options under the MSIP held by the Named Officers at December 31, 2002.

Name	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at 12/31/2002(2)	Value of Unexercised In-the- Money Options at 12/31/2002(3)
John T. Ryan III	16,374	$305,007	178,793	$1,230,758
Thomas B. Hotopp	40,796	$600,012	35,899	$141,345
James H. Baillie	—	—	16,235	None
Dennis L. Zeitler	—	—	28,786	$252,028
William M. Lambert	384	$ 10,410	36,520	$260,889

(1)	Represents the difference between the fair market value of the shares acquired on the date of the option exercise and the option price of those shares.

(2)	All options were exercisable at December 31, 2002.

(3)	Represents the amount by which the December 31, 2002 market value of the shares subject to unexercised options exceeded the option price of those options.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on 2002 executive compensation:

The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company’s executive officers. The Compensation Committee is also responsible for administering the Company’s shareholder approved 1998 Management Share Incentive Plan (the “MSIP”), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

The Compensation Committee’s policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined by taking into consideration the relationship of the officer’s current salary to the market level range and an evaluation of the officer’s individual performance made initially by the chief executive officer or the officer’s other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

The Company has one executive officer located overseas, James H. Baillie, President of MSA Europe. Mr. Baillie’s salary is determined in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Europe.

At its meeting in March 2002, the Committee considered executive officer salaries for the period April 1, 2002 through March 31, 2003. This period was the second year of the Committee’s two-year program, adopted in 2001, to bring executive officer salaries generally to at least the midpoint of the market level salary range for the officer’s position, assuming competent performance. The increase in Mr. Ryan’s salary for this period reflected this policy, as well as recognition by the Committee of the Company’s success in exceeding its 2001 net income target.

The Company’s annual bonus policy is designed to make a significant percentage of an executive officer’s total cash compensation dependent upon corporate and individual performance. At targeted levels for 2002, this percentage was 60% of median market level salary for the chief executive officer, and was either 40% or 45% of median market level salary for other executive officers. For the chief executive officer, the percentage of the targeted bonus earned is initially determined as the percentage of achievement of a targeted level of consolidated earnings before interest and taxes (EBIT) for the year by the Company’s worldwide operations. For other officers, 15% to 50% of the initial bonus determination is based on the percentage of achievement of the consolidated EBIT target, and the remainder is determined based on the percentage of achievement of EBIT or other targets established for the geographic areas and/or operating divisions with which the officer is associated. The initial percentage of the targeted bonus earned based on Company performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer’s performance during the year, which is made initially by the chief executive officer or the officer’s other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses under the regular bonus program may not exceed 150% of targeted levels, and no bonus is paid based on EBIT or other performance which is less than 50% of the targeted amount. The Committee may make exceptions to these rules in special cases. The total amounts payable as bonuses in any year for all participants under the regular bonus program may not exceed 6% of consolidated EBIT.

At its meeting in March 2002, the Committee determined to continue its practice of offering additional incentives to meet and exceed the Company’s annual consolidated net income target. Under the additional incentive plan approved for 2002, annual bonuses earned under the regular bonus plan would be increased by 10% if the Company met its plan for 2002 consolidated net income and could be increased by up to 50% if the Company exceeded the plan by a specified percentage amount. The Company exceeded its plan for 2002 consolidated net income, and as a result the 2002 bonuses earned under the regular bonus plan were increased by 10%.

The Committee determined bonuses for 2002 at its meeting in March 2003. The bonus awarded to Mr. Ryan was 105% of the amount determined under the bonus plan formulas. The additional amount was awarded in recognition of Mr. Ryan’s leadership in the Company’s growth over the past three years from disappointing results in 1999 to record sales and net income in 2002 in a difficult economic environment, as well as his leadership in 2002 in the Company’s acquisition of the Gallet line of head protective equipment.

Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards utilized under the MSIP, stock options and restricted stock, the value realized in the future by the officer is a direct function of the Company’s success in achieving a long-term increase in the market value of its Common Stock. The Committee’s long-term incentive award program under the MSIP was modified in 2001 based on recommendations resulting from a study by a compensation consulting firm. Under the program, the annual dollar value of MSIP awards for each executive officer position is based on the market level annual dollar value of long-term incentive awards for similar positions, as determined from compensation survey data.

Each year, 75% of the dollar value of long-term incentive awards, as so determined, is made in the form of stock options and 25% in the form of restricted stock awards. The number of shares for which stock options are granted to each executive officer is determined by dividing 75% of the dollar value for the officer’s position by the per share value of the options as determined under the Black-Scholes option pricing model. Stock options are normally granted as incentive stock options within the limits established by the Internal Revenue Code and as nonqualified options above those limits. The option price is equal to the fair market value of the option shares as of the date the options are granted, except that in the case of incentive stock options granted to Mr. Ryan, the option price is 110% of the grant date fair market value. The options granted in 2002 become exercisable six months from the date of grant and have a term of ten years, except that in the case of incentive stock options granted to Mr. Ryan the term is five years. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

The number of shares awarded in the form of restricted stock is determined by dividing 25% of the dollar value of long-term incentive awards for each executive officer position by the per share market value on the date of the award. Beginning in 2002, restricted shares are awarded annually and vest on March 15 of the third year following the award date. Until vesting, the restricted shares are held in escrow by the Company, may not be sold and generally will be forfeited if the officer’s employment terminates other than by death, disability or retirement under a Company retirement plan. Unless and until the restricted shares are forfeited to the Company, the officer may vote the restricted shares and receives dividends on the shares which are not subject to forfeiture.

In accordance with the Committee’s long-term incentive program, the Committee granted stock options and restricted stock awards under the MSIP at its meeting in March 2002. The awards granted to Mr. Ryan were in the amounts determined under the program formulas.

At 2002 compensation levels, the Company anticipates that any effects of the $1 million cap on deductibility of individual executive officer compensation imposed by Section 162(m) of the Internal Revenue Code will be minimal.

The foregoing report was submitted by the Compensation Committee of the Board of Directors:

Calvin A. Campbell, Jr., Chairman

James A. Cederna

L. Edward Shaw, Jr.

John C. Unkovic

Thomas H. Witmer

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Campbell, Shaw and Witmer served as members of the Compensation Committee during all of 2002. Directors Cederna and Unkovic became members of the Committee following the 2002 Annual Meeting.

Mr. Campbell is a majority owner, a director and Chairman and Chief Executive Officer of Goodman Equipment Corporation. During 2002, the Company and its affiliates earned commissions of approximately $138,000 for acting as sales agents with respect to sales of certain mining locomotives and spare parts for Goodman Equipment Corporation. Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Retirement Plans

The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company’s Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

Years of Service	5 Year Average Annual Compensation
	$200,000	$400,000	$600,000	$800,000	$1,000,000	$1,200,000
5	$12,451	$27,008	$41,475	$55,941	$70,408	$84,875
15	37,624	81,024	124,424	167,824	211,224	254,624
25	62,707	135,040	207,374	279,707	352,040	424,373
35	87,790	189,056	290,323	391,590	492,856	594,123
45	106,456	226,390	346,323	466,256	586,189	706,123

Notes:

1.	Years of service are based upon completed months of service from date of hire to date of retirement.

2.	The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Company has a supplemental plan providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the pension plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3.	This table applies to employees born in calendar year 1943. The actual benefits payable will vary slightly depending upon the actual year of birth.

4.	The benefits shown have been calculated using the Social Security law in effect on January 1, 2003, with a maximum taxable wage base of $87,000 assumed until retirement.

The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant’s covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 2002, years of service under the plan for the Named Officers were: Mr. Ryan, 33.50 years; Mr. Hotopp, 11.42 years; Mr. Zeitler, 26.00 years; and Mr. Lambert, 21.33 years.

Mr. Baillie does not participate in the Company’s retirement plans, but instead receives an annual payment in lieu of retirement plan contributions. This payment is included under “All Other Compensation” in the Summary Compensation Table on page 4. Messrs. Ryan and Hotopp also participate in the Retirement Plan for Directors. Under this plan, the annual benefit payable upon retirement after 5 years service as a director, and commencing when the sum of age and years of service equals 75, would be $20,000 for Mr. Ryan and $6,739 for Mr. Hotopp.

The Company’s Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company’s group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under “All Other Compensation” in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Messrs. Hotopp and Lambert, and $40,000 for Mr. Zeitler. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Change In Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least 6 months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within 3 years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years, (b) continuation for 36 months of medical, dental, accident and life insurance benefits and (c) 36 months additional service credit under the Company’s executive insurance and post-retirement health care programs. In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

Director Compensation

Directors who are not employees of the Company or one of its subsidiaries are paid a retainer at the rate of $6,250 per quarter and $1,200 for each day of a Board meeting and each meeting of a Committee of the Board that they attend. Members of the Audit Committee receive $300 for participating in telephone meetings of the

Committee. Effective in May 2002, non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $1,250 per quarter.

The 1990 Non-Employee Directors’ Stock Option Plan (the “DSOP”) was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 150,000 shares of Common Stock. Under the DSOP, directors who are not employees of the Company or a subsidiary receive on the third business day following each annual meeting stock option grants having a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer and grants of restricted stock having a grant date market value equal to 25% of the annual directors’ retainer. The options will have an option price equal to the market value on the grant date, will become exercisable six months from the date of grant and will expire ten years from the date of grant. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options will remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director. The restricted shares will vest on the date of the third annual meeting following the date of grant. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement. Pursuant to the terms of the DSOP, on May 10, 2002 directors Calihan, Campbell, Cederna, Shaw, Unkovic and Witmer were each granted options to purchase 1,275 shares of Common Stock at an option price of $43.875 and 143 shares of restricted stock.

Prior to April 1, 2001, directors who retired from the Board after completing at least 5 years of service as a director were entitled under the Retirement Plan for Directors to receive a lifetime quarterly retirement allowance, beginning when the sum of their age and years of service equals or exceeds 75, in an amount equal to the quarterly directors’ retainer payable at the time of their retirement. Effective April 1, 2001, benefits under the Plan were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to (a)(1) the director’s years of service as of April 1, 2001 divided by (2) the years of service at the date the sum of the director’s age and years of service would equal 75, times (b) the $5,000 quarterly retainer amount previously in effect. Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter adopted by the Board in May 2000. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as defined in Section 121(A) of the listing standards of the American Stock Exchange.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2002 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP, the Company’s independent accountants for 2002. The Audit Committee has received from the independent accountants written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent accountants. The Audit Committee has also received from the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Joseph L. Calihan

Calvin A. Campbell, Jr.

James A. Cederna

Thomas H. Witmer

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

Set forth below is a line graph and table comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 2002 of $100 invested on December 31, 1997 in each of the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 21, 2003 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock			4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
John T. Ryan III	2,975,335	(2)(3)	21.61%	187	(2)	0.89%
Joseph L. Calihan	31,283		0.23%	—		—
Calvin A. Campbell, Jr.	15,233		0.11%	—		—
James A. Cederna	1,418		0.01%	—		—
Thomas B. Hotopp	63,067	(4)	0.46%	—		—
L. Edward Shaw, Jr.	189,424	(5)	1.39%	—	(5)	—
John C. Unkovic	981,242	(6)	7.22%	93	(6)	0.44%
Thomas H. Witmer	8,033		0.06%	—		—
James H. Baillie	92,406	(7)	0.68%	—		—
Dennis L. Zeitler	1,095,841	(3)(7)	8.05%	—		—
William M. Lambert	1,108,619	(3)(7)	8.14%	—		—
All executive officers and directors as a group (16 persons)	3,917,496	(7)(8)	28.03%	280		1.33%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 178,793 shares; Mr. Calihan, 9,175 shares; Mr. Campbell, 10,675 shares; Mr. Cederna, 1,275 shares; Mr. Hotopp, 35,899 shares; Mr. Shaw, 6,175 shares; Mr. Unkovic, 1,275 shares; Mr. Witmer, 7,675 shares; Mr. Baillie, 16,235 shares; Mr. Zeitler, 28,786 shares; Mr. Lambert, 36,520 shares; and all directors and executive officers as a group, 387,928 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 16,790 shares; Mr. Calihan, 358 shares; Mr. Campbell, 358 shares; Mr. Cederna, 143 shares; Mr. Unkovic, 143 shares; Mr. Shaw, 358 shares; Mr. Witmer, 358 shares; Mr. Baillie, 6,940 shares; Mr. Zeitler, 3,740 shares; Mr. Lambert, 3,500 shares; and all directors and executive officers as a group, 41,598 shares.

(2)	Does not include 208,551 shares of Common Stock held by Mr. Ryan’s wife. Includes 149,945 shares of Common Stock as to which Mr. Ryan shares voting and investment power with his wife and 1,195,938 shares of Common Stock held in trusts, as to which Mr. Ryan shares voting and investment power with co-fiduciaries. Of such shares, voting and investment power over 951,015 shares of Common Stock is shared with John Unkovic, and voting and investment power over 1,143,438 shares is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(3)	Includes 992,000 shares of Common Stock held by the trust for the Company’s Non-Contributory Pension Plan for Employees. Mr. Ryan, Mr. Zeitler and Mr. Lambert share investment power over these shares as the members of the Investment Committee for the Plan. Voting power over these shares is held by PNC Bank, as trustee. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

(4)	Includes 21,355 shares of Common Stock as to which Mr. Hotopp shares voting and investment power with his wife.

(5)	Includes 148,699 jointly owned shares of Common Stock, as to which Mr. Shaw shares voting and investment power with his wife, and 19,802 shares of Common Stock held as custodian. Does not include 185,266 shares of Common Stock and 721 shares of 4 1/2% Cumulative Preferred Stock held individually by Mr. Shaw’s wife.

(6)	Mr. Unkovic has sole voting and investment power with respect to 30,227 shares of Common Stock and 93 shares of 4 1/2% Cumulative Preferred Stock. Voting and investment power with respect to 951,015 shares of Common Stock held in various trusts is shared with co-fiduciaries, including John T. Ryan III and Mary Irene Ryan. Voting and investment power over all 951,015 of these shares is shared with John T. Ryan III, and voting and investment power over 898,515 of these shares is shared with Mary Irene Ryan. See the following discussion of the beneficial ownership of Mary Irene Ryan.

(7)	The Company has established a Stock Compensation Trust which holds 1,384,629 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 69,231 shares of Common Stock each for Messrs. Baillie, Zeitler and Lambert, and 415,386 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

(8)	Includes 5,792 shares of Common Stock as to which officers not named in the table share voting and investment power with their spouses.

5% Beneficial Owners

As of February 21, 2003, to the best of the Company’s knowledge, nine persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III, John C. Unkovic, Dennis L. Zeitler and William M. Lambert appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mary Irene Ryan 20 West Woodland Road Pittsburgh, Pennsylvania 15232	1,643,362(1)	12.09%

The PNC Financial Services Group, Inc. PNC Bank Building Pittsburgh, Pennsylvania 15265	2,419,594(2)(3)	17.81%

Bruce S. Sherman 8889 Pelican Bay Blvd. Naples, FL 34108	1,490,897(4)	10.97%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Gregg J. Powers 8889 Pelican Bay Blvd. Naples, FL 34108	1,474,597(4)	10.85%

Private Capital Management, Inc. 8889 Pelican Bay Blvd. Naples, FL 34108	1,474,597(4)	10.85%

(1)	Mary Irene Ryan has sole voting and investment power with respect to 499,924 and 211,924 shares, respectively, and shares voting and investment power with respect to 1,143,438 and 1,431,438 shares, respectively with co-fiduciaries. Of such shares, voting and investment power over 1,143,438 shares of Common Stock is shared with John T. Ryan III, and voting and investment power over 898,515 shares of Common Stock is shared with John Unkovic. Mary Irene Ryan is the mother of John T. Ryan III.

(2)	All shares are held by subsidiary banks of The PNC Financial Services Group, Inc. in various fiduciary capacities. The banks have sole voting and investment power with respect to 1,034,965 and 12,300 shares, respectively, and share voting and investment power with respect to 0 and 1,413,494 shares, respectively.

(3)	Includes 1,384,629 shares of Common Stock held by the Company’s Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (7) to the immediately preceding table. Also includes 992,000 shares of Common Stock held by the trust for the Company’s Non-Contributory Pension Plan for Employees. See footnote (3) to the immediately preceding table.

(4)	According to a Schedule 13G filed February 14, 2003, Mr. Sherman is CEO and Mr. Powers is President of Private Capital Management, Inc., an investment advisor (“PCM”), and in that capacity share voting and investment power with PCM over 1,474,597 shares of Common Stock which PCM holds on behalf of its clients. Mr. Sherman has sole voting and investment power over 15,400 shares of Common Stock and also shares voting and investment power over 900 shares of Common Stock with another person.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 21, 2003, members of the extended family of John T. Ryan III and Mary Irene Ryan, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of 4,734,007 shares of Common Stock, representing 34.38% of the outstanding shares.

Shareholder Rights Plan

The Company has established a shareholder rights plan intended to promote continuity and stability, deter coercive or partial offers and other unfair takeover tactics which will not provide fair value to all shareholders, and enhance the Board’s ability to represent all shareholders and thereby maximize shareholder values.

Under the plan, each share of Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one-third of a Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Preferred Shares”) at a price of $225.00 per one one-thousandth of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each one one-thousandth of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Common Stock.

The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person (an “Acquiring Person”) has acquired beneficial ownership, as defined in the Rights Agreement, of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Until the Distribution Date, the Rights will be transferred only with the Common Stock, and the transfer of a share of Common Stock will also constitute the transfer of the associated Right. Following the Distribution Date, separate certificates evidencing the Rights will be mailed to record holders of Common Stock on the Distribution Date, and the Rights will then become separately tradable. In determining whether an individual or a qualifying nonbusiness entity has become an Acquiring Person, shares of Common Stock held continuously on and after February 10, 1997, or acquired by gift or inheritance from another individual or qualifying entity which held them on that date, are excluded from the 15% beneficial ownership calculation.

In the event that any person becomes an Acquiring Person (other than pursuant to certain qualifying tender or exchange offers approved by the Board) and after expiration of the period during which the Rights may be redeemed, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger pursuant to certain qualifying tender or exchange offers) or 50% or more of its assets or earning power are sold, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

At any time prior to 10 days after the public announcement of an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Prior to the Distribution Date, the terms of the Rights may be amended by the Board of Directors in any respect whatever, without the consent of the holders of the Rights, except that the redemption price, the expiration date of the Rights, the exercise price or the number of Preferred Shares for which a Right is exercisable may not be amended. After the Distribution Date, the Board may amend certain time periods and other provisions relating to the Rights, except that the time period for redemption of the Rights may not be amended after the Rights have become nonredeemable. The Rights will expire on February 21, 2007 unless earlier redeemed or exchanged by the Company as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. The Stock Compensation Trust filed a Form 5 for 2002 reporting 19 distributions to trust beneficiaries which should have been reported earlier on three reports. Mary Irene Ryan filed a Form 5 reporting 19 transactions, 13 of which were gifts, which should have been reported earlier on 11 reports. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all other 2002 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT ACCOUNTANTS

Because of the importance to the shareholders of having the Company’s financial statements audited by independent accountants, it is the opinion of the Board of Directors that the selection of independent accountants should be submitted to the shareholders. The Board of Directors recommends that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

Fees of PricewaterhouseCoopers LLP for 2002

Audit Fees:

As independent accountants for the fiscal year ended December 31, 2002, PricewaterhouseCoopers LLP provided auditing services in connection with their examination of the consolidated financial statements of the Company, the separate financial statements of certain of its subsidiaries and certain periodic filings made by the Company with the Securities and Exchange Commission. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2002 were $820,683.

Financial Information Systems Design and Implementation Fees:

No fees were billed by PricewaterhouseCoopers LLP for 2002 for professional services related to financial information systems design and implementation.

All Other Fees:

The aggregate fees billed by PricewaterhouseCoopers LLP for 2002 for all other non-audit services rendered to the Company were $879,580. These services were primarily tax compliance related.

The Audit Committee of the Board of Directors believes that the provision by PricewaterhouseCoopers LLP of these non-audit services is compatible with maintaining that firm’s independence.

Board Recommendation and Required Vote

The Board of Directors recommends a vote for the selection of PricewaterhouseCoopers LLP as independent accountants, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 2004.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2002 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2004 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 26, 2003 for the Company’s Annual Meeting in 2004.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2004, this deadline would also be November 26, 2003.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

NWW

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Thursday, May 8, 2003

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2003 Annual Meeting of Shareholders

The undersigned hereby appoints JOHN T. RYAN III, WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1 and 2 below. A vote FOR item 1 includes discretionary authority to vote for a substitute if the nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2 Below:

1. Election of two Directors for a term expiring in 2006. Nominees: 01 Calvin A. Campbell, Jr. 02 Thomas B. Hotopp	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.    Selection of PricewaterhouseCoopers LLP as independent accountants.

☐ For ☐ Against ☐ Abstain
Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2003

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.